Exhibit (a)(1)(A)

                                             [VASCULAR SOLUTIONS LOGO]

       OFFER TO EXCHANGE STOCK OPTIONS TO PURCHASE COMMON STOCK, PAR VALUE
           $.01 PER SHARE, GRANTED UNDER THE VASCULAR SOLUTIONS, INC.
                       STOCK OPTION AND STOCK AWARD PLAN

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, MINNEAPOLIS TIME,
                 ON AUGUST 14, 2002 UNLESS THE OFFER IS EXTENDED

         Vascular Solutions, Inc. is offering to exchange any outstanding options to purchase shares of our common stock granted to our current employees, other than our Chief Executive Officer, under the Vascular Solutions, Inc. Stock Option and Stock Award Plan (the "Plan") with an exercise price of at least $3.00 per share (the "Eligible Options") for new options we will grant under the Plan. Directors and consultants of Vascular Solutions are not eligible to participate in this offer to exchange. Employees of wholly-owned subsidiaries of Vascular Solutions are eligible to participate in this offer to exchange. We are making the offer based upon the terms and subject to the conditions set forth in this offer to exchange and in the related election form (which, together with any amendments or supplements, collectively constitute the "offer"). The number of shares of our common stock subject to new options to be granted to each participating option holder will be equal to the number of shares subject to the Eligible Options tendered by such option holder with an exercise price of at least $3.00 per share (the "Tendered Options"). We expect to grant the new options on or about February 18, 2003, or the first business day that is at least six months and one day after the date we cancel the Tendered Options. You may choose to tender only some of your Eligible Options; however, each option that is tendered must be tendered in its entirety. You may tender the remaining portion of an option that you have partially exercised, so long as you tender all of the unexercised portion of that option.

         The offer is not conditioned on any minimum number of options being tendered for exchange. The offer, however, is subject to certain other conditions that we describe in Section 6 of this offer to exchange.

         If you tender any Eligible Option for exchange as described in the offer, we will grant you a new option under the Plan and will enter into a new option agreement with you. The exercise price of all replacement options will be equal to the per-share market price of our common stock as reported by the Nasdaq National Market at the close of trading on the date of grant. Each new option will have the same vesting terms as, and will vest from the vesting start date of, the Tendered Option that it replaces. Each new option will be credited with the service rendered from the vesting start date of the Tendered Option to the grant date of the new option.

         ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATIONS AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS.

         Shares of our common stock are traded on the Nasdaq National Market under the ticker symbol "VASC." On July 16, 2002, the last reported sale price of our common stock on the Nasdaq National Market was $1.42 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         You should direct questions about the offer or requests for assistance or for additional copies of the offer to exchange or the election form to James Hennen, Director of Finance and Controller, or to Howard Root, Chief Executive Officer, Vascular Solutions, Inc., 2495 Xenium Lane North, Minneapolis, Minnesota 55441, telephone: 763-656-4300, facsimile: 763-656-4250.

July 17, 2002

                                    CONTENTS

SUMMARY TERM SHEET..............................................................................  2
INTRODUCTION....................................................................................  6
THE OFFER.......................................................................................  7
1.   Number of Options; Expiration Date.........................................................  7
2.   Purpose of the Offer.......................................................................  7
3.   Procedures for Making an Election and Tendering Options....................................  8
4.   Withdrawal Rights..........................................................................  9
5.   Acceptance of Options for Exchange and Issuance of New Options.............................. 10
6.   Conditions of the Offer..................................................................... 10
7.   Price Range of Common Stock Underlying the Options.......................................... 11
8.   Source and Amount of Consideration; Terms of New Options.................................... 12
9.   Information Concerning Vascular Solutions, Inc.............................................. 14
10.  Interests of Directors and Officers......................................................... 15
11.  Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer......... 16
12.  Legal Matters; Regulatory Approvals......................................................... 16
13.  Material Federal Income Tax Consequences.................................................... 17
14.  Extension of Offer; Termination; Amendment.................................................. 19
15.  Fees and Expenses........................................................................... 19
16.  Additional Information...................................................................... 19
17.  Forward-Looking Statements; Miscellaneous................................................... 20

SCHEDULE A - Information Concerning the Directors and Executive Officers of Vascular Solutions,
Inc.............................................................................................. A-1

SCHEDULE B - Form of Stock Option Agreement for New Options...................................... B-1


                               SUMMARY TERM SHEET

         We are offering to exchange certain stock options granted to our current employees (other than our Chief Executive Officer) under the Vascular Solutions, Inc. Stock Option and Stock Award Plan (the "Plan") for new options we will grant under the Plan. Through a question and answer format, this summary term sheet will explain to you the important terms of the offer. This explanation will assist you in deciding whether to tender your options. This summary term sheet serves only as an introduction, and we urge you to read carefully the remainder of this offer to exchange and the accompanying election form in order to fully educate yourself on the details of the offer. Unless otherwise noted, cross-referenced text refers to pages within this offer to exchange.

Q: WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

A: We are offering to exchange stock options with an exercise price of at least $3.00 per share held by our current employees, other than our Chief Executive Officer, for new options that we will grant on or about February 18, 2003, the first business day that is at least six months and one day after the date we expect to cancel all options tendered according to this offer.

Q: WHAT IS THE PURPOSE OF THE OFFER?

A: Since we believe that providing employees with the benefit of holding options that may increase in value over time creates performance incentives for such employees and thereby maximizes shareholder value, we felt it appropriate to offer this exchange program. Many of our outstanding options, whether or not currently exercisable, have exercise prices significantly higher than the current market price of our common stock. As such, we believe these options are unlikely to be exercised in the foreseeable future. (Page 8)

Q: WHY DON'T WE SIMPLY REPRICE THE CURRENT OPTIONS?

A: "Repricing" existing options would result in our being required to use variable accounting methods with respect to such options. Such methods could potentially require us to record, for financial reporting purposes, compensation expense each quarter until such repriced options are exercised, cancelled or otherwise expire. Canceling your existing options and granting new ones within six months of the cancellation would also be deemed a "repricing" and would result in the same variable accounting consequences to us.

Q: WHAT ARE THE CONDITIONS OF THE OFFER?

A: In order to participate in the offer, you must have an outstanding stock option with an exercise price of at least $3.00 per share. The offer is not conditioned on any minimum number of holders tendering any minimum number of options. The offer, however, is subject to a number of other conditions, including the conditions described in Section 6. (Page 10)

Q: ARE THERE ANY ELIGIBILITY REQUIREMENTS THAT I MUST SATISFY AFTER THE EXPIRATION DATE OF THE OFFER IN ORDER TO RECEIVE THE NEW OPTIONS?

A: To receive a grant of new options pursuant to the offer and under the terms of the Plan, you must be an employee of Vascular Solutions or one of its wholly-owned subsidiaries from the date you tender options through the date we grant the new options. As discussed below, we don't expect to grant the new options until on or about February 18, 2003. IF YOU ARE NOT AN EMPLOYEE OF VASCULAR SOLUTIONS OR ONE OF ITS SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT NEW OPTIONS TO OUR EMPLOYEES, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR THE OPTIONS YOU TENDERED. This offer is not open to our Chief Executive Officer, our directors or our consultants. (Pages 8 and 14)

Q: HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

A: We will grant you new options to purchase the number of shares of our common stock that is equal to the number of shares of common stock subject to the options you tender. All new options will be granted under the Plan as incentive stock options and will be subject to the terms and conditions of the Plan and a new option agreement or agreements between you and us. Each new option agreement will be in substantially the same form as the option agreement attached to this offer to exchange as Schedule B. (Pages 8 and 11)

Q: IF I CHOOSE TO TENDER OPTIONS FOR EXCHANGE, DO I HAVE TO TENDER ALL MY
OPTIONS?

A: No. You can choose which, if any, options you wish to tender. However, if you tender an option, you will be required to tender for cancellation the option in its entirety. We will not accept partial tenders of options. However, you may tender the remaining portion of an option which you have partially exercised so long as you tender all of the unexercised portion of that option. (Page 7)

Q: WHEN WILL I RECEIVE MY NEW OPTIONS?

A: We expect to grant the new options on or about February 18, 2003. They will not be granted any earlier than the first business day that is at least six months and one day after the date we cancel the tendered options. For example, if we cancel tendered options on August 15, 2002, the grant date for the new options will be on or about February 18, 2003. (Page 10)

Q: WHY DON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

A: If we were to grant the new options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange or cancellation, we potentially could be required, for financial reporting purposes, to record compensation expense. By deferring the grant of new options for at least six months and one day, we believe we will not have to record such compensation expense. (Page 11)

Q: IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW GRANTS?

A: No. If we accept options you tender in the offer, we cannot grant you any new options until the first business day that is at least six months and one day after the date we cancel your tendered options (currently expected to be on or about February 18, 2003). If we grant you any new options before that date, we could be required by accounting rules to record compensation expense in our financial statements. (Page 11)

Q: WHAT WILL BE THE EXERCISE PRICE OF THE NEW OPTIONS?

A: The exercise price of the new options will be equal to the per-share market price of our common stock as reported by the Nasdaq National Market at the close of trading on the date of grant. We cannot predict the exercise price of the new options. THE PRICE MAY BE HIGHER, LOWER OR THE SAME AS THE EXERCISE PRICE OF THE OPTIONS YOU TENDER FOR EXCHANGE OR CANCELLATION. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS. (Pages 10 and 13)

Q: WHEN WILL THE NEW OPTIONS VEST?

A: Each new option will have the same vesting terms as, and will vest from the vesting start date of, the Tendered Option that it replaces. Each new option will be credited with the service rendered from the vesting start date of the Tendered Option to the grant date of the new option. For instance, if an option you tendered would have been 50% vested on February 18, 2003 and we granted new options on February 18, 2003, 50% of the new option replacing that Tendered Option would be vested and exercisable. Therefore, some portion of the new options we grant may be immediately vested and exercisable. In the case of termination by reason of disability or death, termination without cause, or a corporate transaction, the new options will be exercisable as provided in the Plan. (Page 14)

Q: WILL I HAVE TO WAIT LONGER TO PURCHASE COMMON STOCK UNDER MY NEW OPTIONS THAN I WOULD UNDER THE OPTIONS I EXCHANGE?

A: Generally speaking, your new options will vest at the same time as the options you tender for exchange. Each new option will be credited with prior service back to the vesting start date of the Tendered Option that it replaces.

Q: WILL THE TERMS OF THE NEW OPTIONS BE THE SAME AS THE TERMS OF THE OPTIONS TENDERED FOR EXCHANGE?

A: The new options will be granted under the Plan and evidenced by a new option agreement between you and us in substantially the same form as the option agreement attached to this offer to exchange as Schedule B. The terms of the new options generally will be the same as the terms of the options tendered for exchange, except with respect to the exercise price and the termination date. The term of the new options will be the same as the Tendered Options (10 years from the date of grant). However, since the new options will be granted at a later date than the Tendered Options, the new options will expire on a later date than the Tendered Options. (Page 13)

Q: WHY CAN'T VASCULAR SOLUTIONS JUST GRANT ADDITIONAL OPTIONS TO EVERYONE?

A: Because of the large number of options currently outstanding that have an exercise price significantly above our recent trading prices, a grant of new options in addition to these "underwater" options would have a severe negative impact on our dilution and outstanding shares.

Q: WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

A: If you exchange your current options for new options, we believe you will not be required under current law to recognize income for federal income tax purposes at the time of exchange or at the time we grant new options to you. We recommend, however, that you consult with your own tax advisor to determine the tax consequences of the tender of options and the receipt of a new option or options under the offer. (Page 17)

Q: IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

A: Yes. All new options granted pursuant to the offer will be incentive stock options. (Page 13)

Q: IF I HAVE INCENTIVE STOCK OPTIONS, WHAT HAPPENS IF I ELECT NOT TO EXCHANGE THEM IN THE OFFER?

A: You will not be subject to current income tax if you elect not to exchange your eligible incentive stock options for new options.

We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. However, even if you decline the offer, the IRS may characterize our offer to you as a "modification" of those incentive stock options, with the result that those options may be deemed to be cancelled and regranted on the date of the offer. In such a case, the new options would remain incentive stock options, except to the extent the deemed re-grant causes the value of the shares of our common stock that become exercisable by you in calendar year 2003 to exceed $100,000. Options deemed to be re-granted in excess of the $100,000 limitation will be treated as nonqualified stock options. In addition, a successful assertion by the IRS could extend the holding period necessary for the options to qualify for favorable tax treatment. However, any assertion by the IRS, even if successful, will not affect the exercise price or vesting schedule of your stock options, and will not result in current income tax consequences to you. If you choose not to exchange your options, we recommend that you consult with your own tax advisor to determine the tax consequences of the exercise and the sale of the common stock that you will receive when you exercise those options. (Page
17)

Q: HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY OPTIONS IN THE OFFER?

A: You have until 12:00 midnight, Minneapolis time, on August 14, 2002 (the "expiration date") to tender options according to the offer. We will cancel all properly tendered and not withdrawn options promptly following the expiration date if conditions of the offer are then met. On the other hand, if the conditions of our offer are not met on the expiration date, we may extend the offer. (Page 8)

Q: HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

A: If the offer is extended past August 14, 2002, we will make a public announcement of the new expiration date. (Page 19)

Q: WHAT DO I NEED TO DO?

A: Regardless of whether you accept or reject the offer, you must properly complete, sign and deliver the election form or a facsimile thereof to us at Vascular Solutions, Inc., 2495 Xenium Lane North, Minneapolis, Minnesota 55441,
Attn: James Hennen, Director of Finance and Controller, facsimile: 763-656-4250, before 12:00 midnight, Minneapolis time, on August 14, 2002. If you accept the offer, you also must return the option agreement or an affidavit of lost option agreement for each option you tender for exchange or cancellation. If we extend the offer beyond August 14, 2002, you must deliver these documents before the extended expiration date of the offer. In the event that you fail to complete and return these documents to us prior to the expiration of the offer, your existing options will remain outstanding and you will be deemed to have elected not to participate in the exchange. (Page 9)

Q: DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

A: You may withdraw your tendered options at any time before 12:00 midnight, Minneapolis time, on August 14, 2002. If we extend the offer beyond August 14, 2002, you may withdraw your tendered options at any time prior to the extended expiration date of the offer. To withdraw tendered options, you must deliver to us, while you still have the right to withdraw the tendered options, a new, properly completed election form. Submission of a new election form will automatically invalidate in its entirety any previous election form that you submitted. (Page 10)

Q: WHAT IF VASCULAR SOLUTIONS ENTERS INTO A MERGER OR OTHER SIMILAR TRANSACTION?

A: Although we currently have no such plans, it is possible that, prior to the grant of new options, we might effect or enter into an agreement for a merger or other similar transaction. We intend the promise to grant new options that we are giving to you in connection with the cancellation of your tendered options to be a binding promise that will be honored by any successor to our company, although you might receive options to purchase shares of a successor to our company rather than an option to purchase shares of our company as part of the terms of a proposed merger. However, we cannot guarantee that an acquiring company would honor this promise, although we would, through negotiation, attempt to have such a term included as part of any such transaction.

In a merger or similar transaction, you would receive that number of options in the successor company or such other consideration that you would have been entitled to receive in exchange for the replacement option you would have received under this offer. If you receive options to purchase the successor company's stock, the exercise price of those options would likely be equal to the fair market value of that company's stock on the date of grant, which would still be at least six months and one day after the date your tendered options are cancelled.
(Page 15)

PLEASE NOTE: IF WE ARE ACQUIRED BY ANOTHER COMPANY, THAT COMPANY MAY, AS PART OF THE TRANSACTION OR OTHERWISE, DECIDE TO TERMINATE SOME OR ALL OF OUR EMPLOYEES PRIOR TO THE GRANT OF NEW OPTIONS UNDER THIS OPTION EXCHANGE PROGRAM. TERMINATION FOR THIS, OR ANY OTHER, REASON BEFORE THE NEW OPTIONS ARE GRANTED WOULD MEAN THAT YOU WOULD NOT RECEIVE A NEW OPTION GRANT, NOR WOULD YOU RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS THAT WERE CANCELLED.

Q: WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

A: Our board of directors approved the terms of this offer. However, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options. You must make your own decision whether to tender your options.

Q: WHOM CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

A: If you have more questions about the offer or need additional assistance, you should contact:

                James Hennen, Director of Finance and Controller

                                       or

                      Howard Root, Chief Executive Officer

                                       at

                            Vascular Solutions, Inc.
                             2495 Xenium Lane North
                          Minneapolis, Minnesota 55441
                               Phone: 763-656-4300
                                Fax: 763-656-4250

                                    IMPORTANT

         Regardless of whether you accept or reject the offer, you must properly complete, sign and deliver the election form or a facsimile thereof to us at Vascular Solutions, Inc., 2495 Xenium Lane North, Minneapolis, Minnesota 55441,
Attn: James Hennen, Director of Finance and Controller, facsimile:763-656-4250, before 12:00 midnight, Minneapolis time, on August 14, 2002.

         WE ARE NOT MAKING THE OFFER TO, NOR WILL WE ACCEPT ANY TENDER OF OPTIONS FROM OR ON BEHALF OF, EMPLOYEES IN ANY JURISDICTION IN WHICH THE OFFER OR THE ACCEPTANCE OF ANY TENDER OF OPTIONS WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. WE MAY AT OUR DISCRETION, HOWEVER, TAKE ANY ACTIONS NECESSARY FOR US TO MAKE THE OFFER TO EMPLOYEES IN ANY SUCH JURISDICTION.

         TO PROPERLY TENDER OPTIONS, YOU MUST ACCURATELY COMPLETE THE ELECTION FORM AND RETURN THE OPTION AGREEMENT OR AN AFFIDAVIT OF LOST OPTION AGREEMENT WITH RESPECT TO EACH OPTION YOU TENDER.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO EXCHANGE OR IN THE ELECTION FORM. IF MADE OR GIVEN, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY VASCULAR SOLUTIONS.

                                  INTRODUCTION

         We are offering to exchange outstanding options to purchase shares of our common stock with an exercise price of at least $3.00 per share granted to our current employees, other than our Chief Executive Officer, under the Vascular Solutions, Inc. Stock Option and Stock Award Plan (the "Plan") for new options we will grant as incentive stock options under the Plan. Employees of wholly-owned subsidiaries of Vascular Solutions are also eligible to participate in this exchange. Our directors and consultants are not eligible to participate in this exchange. We are making the offer based upon the terms and subject to the conditions set forth in this offer to exchange and in the related election form (which, together with any amendments or supplements, collectively constitute the "offer"). The number of shares of our common stock subject to new options to be granted to each participating employee will be equal to the number of shares subject to the options tendered by such employee with an exercise price of at least $3.00 per share (the "Tendered Options"). We will grant the new options on or about February 18, 2003, or the first business day that is at least six months and one day after the date we cancel the tendered options. We will not accept partial tenders of options. You may choose to tender only some of your options; however, each option that is tendered must be tendered in its entirety. You may tender the remaining portion of an option that you have partially exercised, so long as you tender all of the unexercised portion of that option.

         The offer is not conditioned on any minimum number of options being exchanged. The offer, however, is subject to a number of other conditions, including the conditions described in Section 6.

         If you tender any option for exchange as described in the offer, we will grant you a new option under the Plan that will be evidenced by a new option agreement between you and us. The exercise price of all replacement options will be equal to the per-share market price of our common stock as reported by the Nasdaq National Market at the close of trading on the date of grant. Each new option will be an incentive stock option and will vest according to the same vesting schedule and beginning from the same vesting start date of the Tendered Option that it replaces. Each new option will be credited with the service rendered from the vesting start date of the tendered option to the grant date of the new option.

         As of July 16, 2002, the following number of shares of our common stock were subject to outstanding stock options granted under the Plan:



         Eligible for exchange for new options ...............     559,750
         Not eligible for participation in the offer .........     801,611
                                                                 ---------
                  Total shares subject to stock
                        options outstanding ..................   1,361,361
                                                                 =========

                                    THE OFFER

         1. NUMBER OF OPTIONS; EXPIRATION DATE

         Upon the terms and subject to the conditions of the offer, we will exchange for new options to purchase common stock under the Plan certain outstanding options under the Plan held by our current employees, other than our Chief Executive Officer, that are properly tendered before the "expiration date," as defined below, and not validly withdrawn in accordance with Section 4. Employees of our wholly-owned subsidiaries are eligible to participate in this offer. Our directors and consultants are not eligible to participate in this offer. We will not accept partial tenders of options. Options with an exercise price less than $3.00 per share are not eligible to be tendered in this offer. Each option that is tendered must be tendered in its entirety. Any option that has been partially exercised may be tendered so long as it is tendered as to all unexercised shares subject to that option.

         If your options are properly tendered and accepted for exchange, you will be entitled to receive a new option or options to purchase the number of shares of our common stock that is equal to the number of shares subject to the options that you tender. All new options will be incentive stock options subject to the terms of the Plan and to a new option agreement or agreements between you and us in the form attached to this offer as Schedule B. IF YOU ARE NOT AN EMPLOYEE OF VASCULAR SOLUTIONS OR ONE OF ITS SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR THE OPTIONS YOU TENDERED.

         The term "expiration date" means 12:00 midnight on August 14, 2002, unless and until we, in our sole discretion, extend the period during which the offer is open, in which event the term "expiration date" refers to the latest time and date on which the offer, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate or amend the offer.

         2. PURPOSE OF THE OFFER

         We issued the options outstanding under the Plan for the following purposes:

         o to attract and retain the services of people with training, experience and ability;

         o to provide additional incentives to such persons by granting them an opportunity to participate in the ownership of Vascular Solutions;



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

         o to enhance the shareholder value of Vascular Solutions and its subsidiaries by offering incentives and rewards to our employees, who are key to our growth and success, and

         o to encourage our employees to continue their employment with us.

         Since we believe that providing employees with the benefit of holding options that may increase in value over time creates performance incentives for such employees and officers and thereby maximizes shareholder value, we felt it appropriate to offer this exchange program. Many of our outstanding options, whether or not currently exercisable, have exercise prices significantly higher than the current market price of our common stock. As such, we believe these options are unlikely to be exercised in the foreseeable future.

         Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the Securities and Exchange Commission, we presently have no plans or proposals that relate to or would result in:

         (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or our subsidiaries which will result in a significant reduction of our work force and operating expenses in that business unit;

         (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

         (c)      any material change in our indebtedness or capitalization;

         (d) any material change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment, except that the board of directors is conducting a search for a new additional director;

         (e) any other material change in our corporate structure or business;

         (f) our common stock not being authorized for listing on a national securities exchange;

         (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended;

         (h)      the suspension of our obligation to file reports pursuant to
                  Section 15(d) of the Securities Exchange Act;

         (i) the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in connection with the Plan and the Employee Stock Purchase Plan; or

         (j) any change to our articles of incorporation or bylaws, or any action that may impede the acquisition of control of us by any person.

Neither we nor our board of directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether to tender your options for exchange.

         3. PROCEDURES FOR MAKING AN ELECTION AND TENDERING OPTIONS

PROPER ELECTION AND TENDER OF OPTIONS

         Regardless of whether you accept or reject the offer, you must properly complete, sign and deliver the election form or a facsimile thereof to us at Vascular Solutions, Inc., 2495 Xenium Lane North, Minneapolis, Minnesota 55441,
Attn: James Hennen, Director of Finance and Controller, facsimile: 763-656-4250, before 12:00 midnight, Minneapolis time, on August 14, 2002. If you accept the offer, you also must return the option agreement or an affidavit of lost option agreement with respect to each option you tender for exchange or cancellation. If we extend the offer beyond August 14, 2002, you must deliver these documents before the extended expiration date of the offer. In the event that you fail to complete and return these documents to us prior to the expiration of the offer, your existing options will remain outstanding and you will be deemed to have elected not to participate in the exchange.

         THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE CHOICE AND RISK OF THE TENDERING OPTION HOLDER. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL, PROPERLY INSURED AND WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS

         We will determine, in our sole discretion, all questions as to form of documents and the validity, form and eligibility, including time of receipt and acceptance, of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the absolute right to reject any and all tenders that we determine not to be in final form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the absolute right to waive any condition of the offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder, whether or not similar defects or irregularities are waived in the case of other option holders. No tender of options will be deemed to have been validly made until all defects and irregularities have been cured or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders or will incur any liability for failure to give any such notice.

OUR ACCEPTANCE CONSTITUTES AN AGREEMENT

         Your tender of options pursuant to the procedures described above will constitute your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OR CANCELLATION OF YOUR OPTIONS TENDERED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

         Subject to our rights to extend, terminate or amend the offer, we currently expect that we will accept for cancellation promptly following the expiration of the offer all properly tendered options that have not been validly withdrawn.

         4. WITHDRAWAL RIGHTS

         You may withdraw your Tendered Options only in accordance with the provisions of this Section 4.

         You may withdraw your Tendered Options at any time before the expiration date. If we extend the offer beyond that time, you may withdraw your Tendered Options at any time until the extended expiration date of the offer. In addition, unless we accept your Tendered Options for exchange before 12:00 midnight Minneapolis time on September 12, 2002, you may withdraw your Tendered Options at any time after 12:00 midnight, Minneapolis time, on September 12, 2002.

         To validly withdraw Tendered Options, you must properly complete, sign and deliver a new election form or a facsimile thereof to us at Vascular Solutions, Inc., 2495 Xenium Lane North, Minneapolis, Minnesota 55441, Attn:
James Hennen, Director of Finance and Controller, facsimile: 763-656-4250, before 12:00 midnight, Minneapolis time, on August 14, 2002. Your submission of a new election form will automatically invalidate in its entirety any previous election form that you submitted. Therefore, you must include on the new election form any and all options that you wish to tender under the Plan. Each new election form will be treated as if it was the only election form received from you, unless and until it is subsequently replaced by another properly completed election form delivered to us before the expiration date.

         Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, or will incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

         5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS

         Upon the terms and subject to the conditions of the offer and promptly following the expiration date, we will accept for exchange any options properly tendered and not validly withdrawn before the expiration date. If your properly tendered options are accepted for exchange on August 15, 2002, we currently expect you will be granted new options on or about February 18, 2003, which is the first business day that is at least six months and one day after the date we cancel the Tendered Options. The exercise price of the new options will be equal to the per-share market price of our common stock as reported by the Nasdaq National Market at the close of trading on the date of grant.

         If we accept options you tender in the offer, we cannot grant you any new options until the first business day that is at least six months and one day after the date we cancel the options tendered for exchange (currently expected to be February 18, 2003) without potentially incurring adverse accounting consequences. Thus, you will not receive any options before the first business day that is six months and one day after we cancel options you tender pursuant to the offer, currently expected to be February 18, 2003.

         Your new option or options will entitle you to purchase the number of shares of our common stock that is equal to the number of shares subject to the option or options you tender and we accept for exchange. IF YOU ARE NOT AN EMPLOYEE OF VASCULAR SOLUTIONS OR ONE OF ITS SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR THE OPTIONS YOU TENDERED.

         For purposes of the offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by press release. Subject to our rights to extend, terminate or amend the offer, we currently expect that we will accept promptly following the expiration date all properly tendered options that are not validly withdrawn. Promptly after we accept properly tendered options, we will send each tendering employee a letter indicating the number of shares subject to the options that we have accepted for exchange, the number of shares that will be subject to the new options and the expected grant date of the new options.

         6. CONDITIONS OF THE OFFER

         Notwithstanding any other provision of the offer, we will not be required to accept any options for exchange or cancellation, and we may terminate or amend the offer and may postpone our acceptance and cancellation of any options tendered, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after July 17, 2002 and prior to the expiration date, we determine that any of the following events has occurred, and, in our reasonable judgment, the occurrence of the event makes it inadvisable for us to proceed with the offer or to accept and cancel options tendered to us:

         (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of new options or otherwise relates in any manner to the offer or (ii) in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Vascular Solutions and its subsidiaries or otherwise materially impair in any way the contemplated future conduct of our business or the business of our subsidiaries or materially impair the contemplated benefits of the offer to us;

         (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or to Vascular Solutions or any of its subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly (i) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relate in any manner to the offer, (ii) delay or restrict our ability, or render us unable to accept for exchange, or issue new options for, some or all of the tendered options, (iii) materially impair the contemplated benefits of the offer to us, or (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Vascular Solutions or our subsidiaries or otherwise materially impair in any way the contemplated future conduct of our business or the business of our subsidiaries or materially affect the contemplated benefits of the offer to us;

         (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, or (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States;

         (d) a tender or exchange offer for any or all of our common stock, or any merger, business combination or other similar transaction proposal involving us, shall have been proposed, announced or made by any person;

         (e) (i) any entity, person or "group" (as that term is used in Section 13(d)(3) of the Securities Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before July 16, 2002),
                  (ii) any such entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before the expiration date shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock, or (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities; or

         (f) any change or changes shall have occurred in the business, financial condition, assets, income, operations, prospects or stock ownership of Vascular Solutions or its subsidiaries that, in our reasonable judgment, is or may have a material adverse significance to Vascular Solutions or its subsidiaries.

         The conditions to the offer are for our sole benefit, and we may assert them before the expiration date regardless of the circumstances giving rise to any such condition. We may waive these conditions in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such right; the waiver of any such right shall not be deemed a waiver of any other such right; and each such right shall be deemed an ongoing right that may be asserted or waived at any time before the expiration date.

         7. PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS

         Our common stock has been traded on the Nasdaq National Market under the symbol "VASC" since July 25, 2000, the date of our initial public offering. The following table sets forth for the periods indicated the high and low closing prices for our common stock as reported on the Nasdaq National Market.

                                                         HIGH           LOW
                                                       --------       -------
         2000
         Third Quarter (from July 25, 2000) ......     $19.375        $13.875
         Fourth Quarter ..........................      23.6875         7.375

         2001
         First Quarter............................      10.000          5.750
         Second Quarter ..........................       9.000          5.125
         Third Quarter ...........................       9.640          1.770
         Fourth Quarter ..........................       2.920          1.750

         2002
         First Quarter ...........................       3.70           2.48
         Second Quarter ..........................       2.70           1.68
         Third Quarter (through July 16, 2002)....       1.78           1.40

         On July 16, 2002 the last reported sale price per share of our common stock as reported on the Nasdaq National Market was $1.42 per share.

         8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS

CONSIDERATION

         We will issue new options to purchase common stock under the Plan in exchange for outstanding options under the Plan held by our current employees, except our Chief Executive Officer, that are properly tendered and accepted for exchange by us. We will grant the new options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange, currently expected to be February 18, 2003. The number of shares of common stock subject to the new options to be granted to each participant will be equal to the number of shares subject to the options tendered by such participant and accepted for exchange or cancellation with an exercise price of at least $3.00 per share. All new options granted in exchange for tendered options will be incentive stock options. If we receive and accept tenders of all options under the Plan that are subject to the offer, we will cancel options to purchase a total of 559,750 shares of our common stock and will grant new options to purchase a total of 559,750 shares of our common stock. The common stock issuable upon exercise of the new options will equal approximately 4.2% of the total shares of our common stock outstanding as of July 16, 2002.

TERMS OF NEW OPTIONS

         The new options will be issued under the Plan and evidenced by a new option agreement or agreements, in the form attached to this offer to exchange as Schedule B, between us and each employee who has tendered options that we have accepted for exchange. All new options will be incentive stock options. Except with respect to the exercise price and termination date, and except as otherwise specified in the offer, the terms and conditions of the new options will be substantially the same as the terms and conditions of the options tendered for exchange. The following description summarizes the material terms of the Plan and the options granted under the Plan.

         GENERAL. The number of shares of common stock subject to the Plan is 1,400,000 plus an annual increase to be added as of the first day of each fiscal year equal to the least of (a) 500,000 shares and (b) 5% of our common-equivalent shares outstanding on the last day of the immediately preceding fiscal year or (c) a lesser amount determined by the board of directors. Any unpurchased shares of common stock subject to awards granted under the Plan that expire or terminate without shares of common stock having been issued in connection therewith may be used for subsequent grants under the Plan. The Plan permits the granting of options intended to qualify as incentive stock options ("ISOs") under the Internal Revenue Code and the granting of options that do not qualify as incentive stock options ("NSOs"); however, all options granted in exchange for the tendered options will be ISOs.

         ADMINISTRATION. The Plan is administered by the compensation committee of the board of directors (the "plan administrator"). All members of the plan administrator serve for such terms as the board of directors determines and are appointed and may be removed by the board of directors. Subject to the express provisions of the Plan, the plan administrator is authorized to administer and interpret the Plan and to make all determinations necessary or advisable for the administration of the Plan, except for determinations with respect to the amendment or termination of the Plan or to accelerate the exercisability of any option or to lift the restrictions on any restricted shares granted or awarded under the Plan.

         TERM. Subject to restrictions with respect to granting ISOs to 10% shareholders, the plan administrator will establish the term of each option or, if not so established, such term will be 10 years from the date of grant. If ISOs are granted to employees who own more than 10% of the total combined voting power of all classes of our stock or the stock of a parent or subsidiary corporation, the term of such ISOs may not exceed five years and the exercise price may not be less than 110% of the fair market value of the common stock at the time an ISO is granted.

         EXERCISE PRICE. The option price for each option granted under the Plan will be determined by the plan administrator, but will be not less than 100% of the common stock's fair market value on the date of grant with respect to ISOs and not less than 50% of fair market value with respect to NSOs. For purposes of the Plan, "fair market value" means, on the date of grant, (a) the closing price of our common stock as reported for composite transactions if our common stock is then traded on a national securities exchange, (b) the last sales price if our common stock is then traded on the Nasdaq National Market System or (c) the average of the closing representative bid and asked prices as reported on Nasdaq if our common stock is then traded on Nasdaq.

         The exercise price of the new options will be equal to the fair market value on the grant date. Accordingly, we cannot predict the exercise price of the new options. THE PRICE MAY BE HIGHER, LOWER OR THE SAME AS THE EXERCISE PRICE OF THE OPTIONS YOU TENDER FOR EXCHANGE. WE RECOMMEND THAT

YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

         VESTING AND EXERCISE. The plan administrator will establish and set forth for each stock option the time at which, or the installments in which, the option will vest and become exercisable, which provisions may be waived or modified by the plan administrator at any time.

         Each new option, like the options you tender for exchange, will vest over four years from the vesting start date of the Tendered Option that it replaces and will vest at the same rate as the Tendered Option it replaces. Each new option will be credited with the service rendered from the vesting start date of the Tendered Option to the grant date of the new option. Therefore, some portion of the new options we grant may be immediately vested and exercisable. In the case of termination by reason of disability or death, termination without cause, or a corporate transaction, the new options will be exercisable as provided in the Plan.

         PAYMENT OF EXERCISE PRICE. The exercise price for shares purchased under options must be paid in cash, by check or by previously-owned shares of our common stock, except that the plan administrator may authorize payment in any combination of cash, check, or a recourse promissory note. The optionee must pay us applicable withholding taxes upon exercise of the option as a condition to receiving the stock certificates.

         TRANSFERABILITY. No option will be assignable or otherwise transferable by the optionee other than by will or the laws of descent and distribution and, during the optionee's lifetime, may be exercised only by the optionee.

         TERMINATION OF EMPLOYMENT. The plan administrator will establish and set forth for each stock option the terms under which the stock option will continue to be exercisable, and the terms and conditions of such exercise, if a participant ceases to be employed by Vascular Solutions. In general, any option that is not vested and exercisable at the date of termination will expire on such date. Any option that is vested at the date of termination will generally be exercisable for the following periods:

         (a) three months following the date of termination if termination was for reasons other than cause, retirement, disability or death;

         (b) one year following the date of termination if termination was due to disability or death; or

         (c)      the last day of the option term.

         If termination was for cause, the terminated employee's options, whether vested or unvested, will automatically terminate as of the date of the employee's misconduct.

         IF YOU ARE NOT AN EMPLOYEE OF VASCULAR SOLUTIONS OR ONE OF ITS SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR THE OPTIONS YOU TENDERED. This means that if you die or quit or if we terminate your employment, with or without cause, prior to the date we grant the new options, you will not receive anything for the options you tendered and we cancelled.

         TERMINATION. Our board of directors may terminate, modify or amend the Plan, subject to shareholder approval in certain instances, as set forth in the Plan. Unless sooner terminated, the Plan will terminate 10 years after the date the Plan was adopted by our board of directors.

         REGISTRATION OF OPTION SHARES. We are not obligated to register for offering or resale under the Securities Act of 1933, as amended, or to register or qualify under any state securities laws, any shares of our common stock or any security or interest in a security paid or issued under, or created by, the Plan. We may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as our counsel deems necessary or desirable for our compliance with federal and state securities laws.

         EFFECT OF CORPORATE TRANSACTIONS. In the event of certain corporate transactions, such as a merger or sale of all or substantially all the assets of Vascular Solutions, each outstanding award will be assumed or replaced with a comparable award by Vascular Solutions' successor corporation or parent.

         In the event of a corporate transaction prior to the date grant of new options in exchange for the cancelled options, we intend for our promise to grant new options to be a binding commitment on the successor corporation. However, we cannot guarantee that a successor corporation will honor that commitment.

         FEDERAL INCOME TAX CONSEQUENCES. You should refer to Section 13 of this offer to exchange for a discussion of the U.S. federal income tax consequences to you of your receipt of the new options, as well as the federal income tax consequences to you of your participation in the offer.

9.       INFORMATION CONCERNING VASCULAR SOLUTIONS

GENERAL

      We were incorporated in the state of Minnesota in 1996 and began operations in February 1997. Our principal executive offices are located at 2495 Xenium Lane North, Minneapolis, Minnesota 55441. Our telephone number at this address is 763-656-4300. We are an interventional medical device company with a focus on designing, manufacturing and marketing devices that allow interventional cardiologists and radiologists to seal percutaneous access sites from blood loss. Our principal product, the Vascular Solutions Duett(TM) sealing device, enables cardiologists and radiologists to rapidly seal the entire puncture site following catheterization procedures such as angiography, angioplasty and stenting. Our second product, the D-Stat(TM) flowable hemostat, enables interventional physicians to seal less-challenging access sites following the removal of sheaths and tubes used in a variety of procedures, such as hemodialysis, electrophysiology and radial arterial access procedures. We are in the development of several additional products that leverage our existing technology to bring additional sealing solutions to the interventional cardiologist and radiologist.

      Our Duett sealing device combines an easy-to-use balloon catheter delivery mechanism with a biological procoagulant mixture, which we believe offers advantages over both manual compression and the three other FDA-approved vascular sealing devices. We began selling our Duett product in Europe in February 1998. On June 22, 2000, we received approval from the FDA of our pre-market approval application for the sale of the Duett sealing device in the United States and commenced selling our Duett sealing device in the United States. Over 100,000 Duett sealing devices have been sold and deployed worldwide. While the vascular sealing device market has developed quickly, it represents less than 20% of the more than $1 billion potential annual market, based on the current number of catheterization procedures performed.

         Our common stock is traded on the Nasdaq National Market under the symbol "VASC."

FINANCIAL INFORMATION

         Set forth below is certain summary financial information relating to us for the periods indicated. The summary financial information (other than book value per share) set forth below for the years ended December 31, 2000 and 2001 has been derived from the audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2001 (the "Form 10-K"). The summary financial information (other than book value per share) set forth below for the three months ended March 31, 2001 and 2002 has been derived from the unaudited financial statements contained in our Quarterly Report on Form 10-Q for the three months ended March 31, 2002 (the "Form 10-Q"). More comprehensive financial information is included in the Form 10-K, Form 10-Q and other documents we have filed with the SEC. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. The Form 10-K, Form 10-Q and other such documents may be examined and copies may be obtained from the offices of the SEC in the manner set forth below in Section 16.

                          SUMMARY FINANCIAL INFORMATION

                      (in thousands, except per share data)


                                                                   THREE MONTHS
                                                                       ENDED
                                     YEAR ENDED DECEMBER 31,         MARCH 31,
                                     -----------------------         ---------
                                         2000        2001        2001        2002
                                         ----        ----        ----        ----
                                                                   (Unaudited)
STATEMENTS OF OPERATIONS
DATA:
Net Sales ..........................   $  6,193    $ 12,082    $  3,123    $  2,803
Gross Profit .......................      3,492       7,121       1,906       1,597
Operating Loss .....................     (9,662)    (13,911)     (2,988)     (3,689)
Net loss ...........................     (8,209)    (12,250)     (2,345)     (3,551)
Basic and diluted net loss per share      (0.95)      (0.93)      (0.18)      (0.27)


                                           DECEMBER 31,
                                     -----------------------                MARCH 31,
                                         2000        2001                    2002
                                         ----        ----                    ----
BALANCE SHEET DATA:
Current assets .....................   $88,710    $51,432                  $45,362
Noncurrent assets ..................     9,791     24,107                   23,398
Current liabilities ................     4,929      5,090                    3,887
Noncurrent liabilities .............       330        455                      395
Book value per share ...............      3.90       2.90                     2.66


         The financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and in our Quarterly Report on Form 10-Q for the three months ended March 31, 2002, is incorporated herein by reference. See Section 16 of this offer to exchange for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

         10. INTERESTS OF DIRECTORS AND OFFICERS

         A list of our directors and executive officers is attached to this offer to exchange as Schedule A. As of July 16, 2002, our executive officers and directors as a group held options outstanding under the Plan to purchase a total of 608,711 shares of our common stock, which represented approximately 44.7% of the shares of common stock subject to all outstanding options under the Plan as of that date. Our Chief Executive Officer and our directors are not eligible to participate in the offer. Therefore, of the options to purchase a total 608,711 shares of common stock held by our executive officers and directors as a group, only options to purchase up to 242,500 shares of common stock are eligible to be tendered for exchange. The following table sets forth the beneficial ownership of each of our executive officers and directors of options outstanding under the Plan as of July 16, 2002:

      NAME OF                       NUMBER OF OPTIONS TO     PERCENTAGE OF TOTAL
  BENEFICIAL OWNERS                PURCHASE COMMON STOCK     OPTIONS OUTSTANDING
  -----------------                ---------------------     -------------------
Paul O'Connell .....................      10,000                    0.7%
James Jacoby, Jr. ..................      30,000                    2.2
Michael Kopp .......................      10,000                    0.7
Gerard Langeler ....................      30,000                    2.2
Richard Nigon ......................      20,000                    1.5
Howard Root ........................     266,211                   19.6
Michael Nagel ......................     155,000                   11.4
James Quackenbush ..................      55,000                    4.0
Deborah Jensen .....................      32,500                    2.4
All directors and executive
   officers as a group
     (nine persons) ................     608,711                   44.7%

         11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER

         Options we acquire pursuant to the offer will be cancelled, and the shares of common stock subject to those options will be returned to the pool of shares available for grants of new options under the Plan and for issuance upon the exercise of new options. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further shareholder action, except as required by law or the rules of Nasdaq or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

         We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:

         o we will not grant any new options for at least six months and one day after the date that we accept and cancel options tendered according to the terms of this offer;

         o the exercise price of all new options will equal the fair market value of the common stock on the date we grant the new options;

         o the only options that have been granted in the last six months were to employees who did not already hold options; therefore, no employee will tender options in the offer with an exercise price higher than an option granted to that employee during the six months immediately prior to the date this offer was made; and

         o we will not grant any other options to which an employee who tendered options in the offer may be entitled until after the date on which we grant the new options.

         12. LEGAL MATTERS; REGULATORY APPROVALS

         We are not aware of any license or other regulatory permit that appears to be material to our business that might be adversely affected by the offer or of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the offer. Should any such approval or other action be required, we presently intend to seek such approval or take such action. We are unable to predict whether we may determine that we are required to delay the acceptance of tendered options for exchange or cancellation pending the outcome of any such matter. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept tendered options for cancellation and issue new options is subject to certain conditions, including the conditions relating to legal matters described in Section 6.

         13. MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations, proposed Treasury Regulations and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of employees.

GENERAL

         We believe that U.S. employees who exchange outstanding options for new options will not be required to recognize income for federal income tax purposes at the time of the exchange or at the time of the grant of the new options. Subject to the application of the $100,000 limit, discussed below in this
Section 13, all replacement options will be incentive stock options. If you believe you may exceed this $100,000 limit, you should consult your tax advisor regarding the tax consequences.

TAX CONSEQUENCES OF THE NEW OPTIONS

         If you exchange your incentive stock options, your new options will be granted as incentive stock options and will be eligible, under currently applicable provisions of the Internal Revenue Code, for the favorable tax treatment applicable to incentive stock options discussed below:

         o At the time of exercise of the option, no income will be realized by you for purposes of the regular income tax. However, for purposes of the alternative minimum tax the option will be treated as an option that does not qualify as an incentive stock option. Accordingly, for purposes of the alternative minimum tax, you will recognize ordinary income in the amount by which the fair market value of the common stock at the time of exercise exceeds the option price. For the purpose of determining the amount of such alternative minimum tax income, special rules may apply to those of you who are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended. Furthermore, the recognition of such alternative minimum tax income may not alter the amount of income which is to be recognized, for purposes of the regular income tax, at the time the common stock acquired upon exercise of an incentive stock option is sold or otherwise disposed of. As a result, if you have a substantial amount of alternative minimum tax income upon exercise of an option in relation to your taxable income from wages and other sources, you may be subject to the alternative minimum tax in the year the option is exercised. You should consider the desirability of selling or otherwise disposing of shares of common stock acquired pursuant to the exercise of an incentive stock option in the same calendar year in which such shares were acquired. This may reduce or avoid having the alternative minimum tax apply in the year the option is exercised and the regular tax apply in the year the common stock acquired thereby is sold or otherwise disposed of. You should consult with your own tax counsel regarding the alternative minimum tax and the benefit that may be available from the tax credit for a prior year's minimum tax liability provided for in Section 53 of the Internal Revenue Code.

         o If common stock is sold or otherwise disposed of more than two years from the date an option was granted to you and more than one year after the transfer of any shares of common stock to you upon the exercise of such option, then the difference between the option price paid for the shares and the sale price will result in long-term capital gain or loss to you if, as usually is the case, the common stock is a capital asset in your hands, and no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of such option.

         o If common stock is sold or otherwise disposed of before the holding period described above is satisfied, then you will recognize ordinary income at the time of the disposition in an amount equal to the lesser of (a) the difference between the option price and the fair market value of the shares at the time the option was exercised, or (b) the difference between the option price and the amount realized upon the disposition of the shares, and you will recognize short-term or long-term capital gain, depending upon whether the holding period for such shares is more or less than 12 months, to the extent of any excess of the amount realized upon the disposition of the shares over the fair market value of the shares upon exercise of the option, and we will be allowed a tax deduction at the time and in the amount of the ordinary income recognized by you if and to the extent such amount satisfies the general rules concerning deductibility of compensation. We may also be required to withhold income and payroll (FICA) taxes upon the amount of ordinary income recognized by you or report such amount to the Internal Revenue Service, and special rules may apply to those of you who are subject to Section 16(b) of the Securities Exchange Act. We urge you to consult you own tax counsel regarding these special rules.

         The Plan provides that in lieu of cash you may, with the approval of the compensation committee of our board of directors, exercise your option by tendering shares of our stock that you own, in which case Section 1036 of the Internal Revenue Code generally provides that no gain or loss will be recognized by you (except possibly for purposes of the alternative minimum tax as described above) with respect to the tendered shares, if you have held any tendered shares acquired upon the exercise of another incentive stock option at least two years from the date the option for the tendered shares was granted and at least one year after the transfer of the tendered shares upon the exercise of such option. No income will be realized by you upon the receipt of additional shares of common stock as a result of such an exercise. Based on proposed Treasury Regulations, your basis for that number of acquired shares which is equal to the tendered shares will be the same as the basis in such tendered shares and the additional shares acquired by you will have a zero basis.

         Under the Internal Revenue Code, no more than $100,000 of incentive stock options held by an optionee may become exercisable for the first time during a single calendar year. If this $100,000 threshold is exceeded, the options in excess of $100,000 would become nonqualified (non-incentive) stock options. Because the vesting of the new options will start from the vesting start date of the Tendered Options, a substantial portion of the new options may be immediately vested and exercisable as of the date of grant and so may exceed the $100,000 threshold. If you believe you may exceed this $100,000 limit, you should consult your tax advisor regarding the tax consequences.

         You will not be subject to current income tax if you do not elect to exchange your eligible incentive stock options for new options. If you do not accept the offer, we do not believe that our offer to you will change any of the terms of your eligible incentive stock options. However, even if you decline the offer, the IRS may characterize our offer to you as a "modification" of those incentive stock options with the result that those options may be deemed to be cancelled and regranted as of the date of the offer. In such a case, the new options would remain incentive stock options, except to the extent the deemed re-grant causes the value of the shares of our common stock that become exercisable by you in calendar 2003 to exceed $100,000. In addition, a successful assertion by the IRS that the options have been modified could extend the holding period necessary for the options to qualify for favorable tax treatment as incentive stock options. Any such assertion by the IRS, even if successful, will not affect the exercise price or vesting schedule of your stock options, and will not result in current income tax consequences to you.

SPECIAL RULES FOR INSIDERS

         If you are subject to U.S. federal insider trading laws or similar transfer restrictions, we recommend that you consult with your tax advisor regarding the effects of those restrictions on the amount and the timing of income to be recognized by you for regular and alternative minimum tax purposes in connection with the exercise of your options.

TAX CONSEQUENCES TO US

         If common stock is sold or otherwise disposed of more than two years from the date an option was granted to you and more than one year after the transfer of any shares of common stock to you upon the exercise of such option, then the difference between the option price paid for the shares and the sale price will result in long-term capital gain or loss to you if, as usually is the case, the common stock is a capital asset in your hands, and no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of such option.

         If common stock is sold or otherwise disposed of before the holding period described above is satisfied, then you will recognize ordinary income at the time of the disposition in an amount equal to the lesser of (a) the difference between the option price and the fair market value of the shares at the time the option was exercised, or (b) the difference between the option price and the amount realized upon the disposition of the shares, and you will recognize short-term or long-term capital gain, depending upon whether the holding period for such shares is more or less than 12 months, to the extent of any excess of the amount realized upon the disposition of the shares over the fair market value of the shares upon exercise of the option, and we will be allowed a tax deduction at the time and in the amount of the ordinary income recognized by you if and to the extent such amount satisfies the general rules concerning deductibility of compensation. We may also be required to withhold income and payroll (FICA) taxes upon the amount of ordinary income recognized by you or report such amount to the Internal Revenue Service, and special rules may apply to those of you who are subject to Section 16(b) of the Securities Exchange Act. We urge you to consult you own tax counsel regarding these special rules.

         WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

         14. EXTENSION OF OFFER; TERMINATION; AMENDMENT

         We reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the employees and officers and making a public announcement thereof.

         We also reserve the right, in our sole discretion, prior to the expiration date, to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of such termination or postponement to the employees and officers and making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the offer.

         Subject to compliance with applicable law, we also reserve the right, in our sole discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to employees or by decreasing or increasing the number of options to be exchanged or surrendered in the offer.

         We may amend the offer at any time by publicly announcing the amendment. If we extend the length of time during which the offer is open, the amendment must be issued no later than 9 a.m., Minnesota time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the offer will be sent promptly to employees in a manner reasonably designed to inform employees of the change, for example, by issuing a press release.

         If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an offer must remain open following material changes to terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will publish notice of the action:

         o increase or decrease what we will give you in exchange for your options; or

         o increase or decrease the number of options to be exchanged in the offer. If the offer is scheduled to expire within 10 business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of 10 business days after the date the notice is published.

         15. FEES AND EXPENSES

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to the offer.

         16. ADDITIONAL INFORMATION

         We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part, with respect to the offer. This offer to exchange does not contain all the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following material we have filed with the SEC before making a decision on whether to tender your options:

         1. our annual report on Form 10-K for the year ended December 31, 2001;

         2. our quarterly report on Form 10-Q for the quarter ended March 31, 2002; and

         3. the description of our common stock included in our registration statement on Form 8-A filed on October 12, 1999, including any amendments or reports filed for the purpose of updating such descriptions.

         The SEC file number for these filings is 0-27605. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC public reference room. Please call the SEC at l-800-SEC-0330 for further information on the public reference room. You may read and copy this information at the following location of the SEC:

                              Public Reference Room
                             450 Fifth Street, N.W.
                                    Room 1200
                             Washington, D.C. 20549

         You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1200, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Vascular Solutions, who file electronically with the SEC. The address of that site is http://www.sec.gov.

         Our common stock is quoted on the Nasdaq National Market under the symbol "VASC," and our SEC filings can be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

         We also will provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                            Vascular Solutions, Inc.
                             Attention: James Hennen
                             2495 Xenium Lane North
                          Minneapolis, Minnesota 55441

or by telephoning us at 763-656-4300 between the hours of 8:00 a.m. and 4:00 p.m., Minneapolis time.

         17. FORWARD-LOOKING STATEMENTS; MISCELLANEOUS

         This offer to exchange and our SEC reports referred to above include forward-looking statements. Forward looking statements made in connection with the offer do not fall within the safe harbor in the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect Vascular Solutions' actual results include, among others: risks associated with our limited operating history, defense of patent infringement lawsuits, adoption of our new sealing methodology, reliance on a sole product, lack of profitability, lack of experience with a direct sales force, exposure to possible product liability claims, the development of new products by others, dependence on third-party distributors in international markets, doing business in international markets, limited manufacturing experience, the availability of third-party reimbursement, actions by the FDA related to the Duett sealing device, and the loss of key vendors. More information about these and other factors that potentially could affect Vascular Solutions' financial results is included in Vascular Solutions' most recent quarterly report on Form 10-Q and in its other public filings filed with the SEC. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Vascular Solutions' undertakes no obligation to update any forward-looking statements.

         We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where this making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the employees residing in such jurisdiction.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE AND THE RELATED ELECTION FORM OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON OUR BEHALF NOT CONTAINED IN THIS OFFER TO EXCHANGE OR IN THE ELECTION FORM, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY US.

                                   SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
VASCULAR SOLUTIONS, INC.

         The directors and executive officers of Vascular Solutions, Inc. and their positions and offices as of July 16, 2002 are set forth in the following table:




      NAME                                     POSITION AND OFFICES HELD
      ----                                     -------------------------

Paul O'Connell .............................   Director

James Jacoby, Jr............................   Director

Michael Kopp................................   Director

Gerard Langeler.............................   Director

Richard Nigon...............................   Director

Howard Root.................................   Director and Chief Executive
                                               Officer

Michael Nagel...............................   Vice President of Sales and
                                               Marketing and Secretary

James Quackenbush...........................   Vice President of Manufacturing

Deborah Jensen..............................   Vice President of Regulatory
                                               Affairs, Quality Systems and
                                               Clinical Research

                                   SCHEDULE B

                 FORM OF STOCK OPTION AGREEMENT FOR NEW OPTIONS


                                                                   Option No. __

                            Vascular Solutions, Inc.

                        Incentive Stock Option Agreement

         This Option Agreement, made _________, ____ between Vascular Solutions, Inc., a Minnesota corporation (the "Company") and _________________("Optionee").

         The Company has adopted the Vascular Solutions, Inc. Stock Option and Stock Award Plan (the "Plan") which permits issuance of stock options for the purchase of shares of Common Stock, $.01 par value, of the Company, and the Company has taken all necessary actions to grant the following option pursuant and subject to the terms of the Plan, as follows:

         1. The Company grants as of the date of this Agreement, as a matter of separate agreement and not in lieu of salary or other compensation for services rendered, the right and option (hereinafter called the "Option") to purchase all or any part of an aggregate of _________ shares of Common Stock, $.01 par value, at the option price of $____ per share on the terms and conditions herein set forth and subject to all provisions of the Plan. It is understood and agreed that the option price is not less than the per share fair market value of such shares on the date this Option was granted. The Company intends that this Option shall be an Incentive Stock Option governed by the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The terms of the Plan and the Option shall be interpreted and administered so as to satisfy the requirements of Section 422 of the Code. A copy of the Plan will be furnished upon request of the Optionee.

         2. This Option shall in all events terminate at the close of business on _____, 2012 (the "Termination Date"), or such shorter period as is prescribed herein, and, further, may be exercised during the option period only as follows:

            [Insert vesting schedule as set forth in Tendered Option]

         Such installments shall cumulate and, if in any period the full amount purchasable in such period is not purchased, the shares not purchased shall be purchasable in any subsequent period during the term of this Option. The Optionee shall not have any of the rights of a shareholder with respect to the Common Stock subject to this Option until such shares shall be issued to the Optionee upon the due exercise of this Option.

         Notwithstanding the vesting schedule above, the entire Option shall become immediately exercisable upon a Change in Control (as defined below) of the Company and shall terminate if not exercised 30 days following the date of a Change in Control of the Company. The Company shall notify the Optionee in writing of the acceleration within 10 days of the Change in Control. A "Change in Control of the Company" shall be deemed to have occurred if (a) a change in control occurs of a nature that would be required to be reported in response to
Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, whether or not the Company is then subject to such reporting requirement; (b) more than 25 percent of the then outstanding common shares of the Company is acquired by any person or group; or (c) individuals who at the date hereof constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof (unless the election or the nomination for election of each new director was approved by a vote of at least two-thirds of directors then still in office who were directors at the beginning of the period and/or their successor directors who were recommended or elected to succeed a beginning director by at least two-thirds of the directors who were directors at the beginning of the period).

         3. This Option shall terminate and may no longer be exercised if the Optionee ceases to be employed by the Company or its subsidiaries, if any, except that:

                  (a) In the event that the Optionee shall cease to be employed by the Company or its subsidiaries, if any, for any reason other than the Optionee's gross and willful misconduct or death or disability, the Optionee shall have the right to exercise this Option at any time within three months after such termination of employment to the extent of the full number of shares the Optionee was entitled to purchase under this Option on the date of termination;

                  (b) In the event that the Optionee shall cease to be employed by the Company or its subsidiaries, if any, by reason of the Optionee's gross and willful misconduct during the course of employment, including but not limited to wrongful appropriation of funds of the Company or the commission of a gross misdemeanor or felony, this Option shall be terminated as of the date of the misconduct; and

                                       1
Initials:
  Company  ____
  Optionee ____

                  (c) In the event that the Optionee shall die while in the employ of the Company or any subsidiary or within three (3) months after termination of employment for any reason other than gross and willful misconduct, or become disabled (within the meaning of Section 22(e)(3) of the Code) while in the employ of the Company or a subsidiary, if any, and the Optionee shall not have fully exercised this Option, this Option may be exercised at any time within twelve months after the Optionee's death or such disability by the personal representatives, administrators, or, if applicable, guardian of the Optionee or by any person or persons to whom this Option is transferred by will or the applicable laws of descent and distribution to the extent of the full number of shares the Optionee was entitled to purchase under this Option on the date of death, disability or termination of employment, if earlier;

provided, however, that this Option may not be exercised to any extent by anyone after the Termination Date.

         4. The exercise of this Option is contingent upon receipt from the Optionee (or other person exercising this Option pursuant to subsection (c) of Section 3 above) of a representation that, at the time of such exercise, it is the Optionee's then intention to acquire the shares being purchased for investment and not with a view to distribution thereof; provided however, that the receipt of this representation shall not be required upon exercise of this Option in the event that, at the time of such exercise, the shares subject to this Option shall have been and shall continue to be registered under the Securities Act of 1933, as amended. The certificates for shares so issued for investment may be restricted by the Company as to transfer unless such shares are first registered under the Securities Act of 1933 or the Company receives advice of counsel satisfactory to it that registration under such Act is not required.

         This Option shall not be exercisable until and unless: (i) the Shares underlying this Option have been registered under the Securities Act of 1933 and applicable state securities laws, or (ii) upon determination of the Board of Directors of the Company that the shares can be issued to the Optionee upon exercise in compliance with an available exemption from registration under applicable federal and state securities laws.

         5. Subject to the foregoing, this Option may be exercised in whole or in part from time to time by serving written notice of exercise on the Company at its principal office, accompanied by payment of the purchase price. Payment of the purchase price shall be made by certified or bank cashier's check payable to the Company, or by tender of shares of the Company's Common Stock, previously owned by the Optionee, having a fair market value on the date of exercise equal to the exercise price of this Option, or a combination of cash and shares equal to such exercise price.

         6. This Agreement shall not confer on the Optionee any right with respect to continuance of employment with the Company or any subsidiary of the Company, nor will it interfere in any way with the right of the Company to terminate such employment at any time. Neither the Optionee nor the Optionee's legal representative, legatees or distributees, as the case may be, will be or will be deemed to be the holder of any shares subject to this Option unless and until this Option has been exercised and the purchase price of the shares purchased has been paid.

         7. This Option may not be transferred, except by will or the laws of descent and distribution to the extent provided in subsection (c) of Section 3.

         8. If there shall be any change in the stock subject to this Option through merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure of the Company, appropriate adjustments shall be made by the Company in the number of shares and the price per share of the shares subject to this Option in order to prevent dilution or enlargement of option rights granted hereunder.

         9. The Company shall at all times during the term of this Option reserve and keep available such number of shares in the Company as will be sufficient to satisfy the requirements of this Agreement.

         10. If the Optionee shall dispose of any of the shares of Common Stock acquired upon exercise of this Option within two years from the date this Option as granted or within one year after exercise of this Option, then, in order to provide the Company with the opportunity to claim the benefit of any income tax deduction, Optionee shall promptly notify the Company of the dates of acquisition and disposition of such shares, the number of shares so disposed of, and the consideration, if any, received for such shares.

         11. This Agreement and the Plan contain all of the terms governing this grant, and the Plan and this Agreement are intended to be complete, final and conclusive.


                                       2


Initials:
  Company  ____
  Optionee ____

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date and year first above written.

                                   VASCULAR SOLUTIONS, INC.



                                   By:
                                       ----------------------------------------
                                       Its:





                                       ----------------------------------------
                                       ,Optionee












                                       3


Initials:
  Company  ____
  Optionee ____